PRESS RELEASE

CHART ANNOUNCES ACQUISITION OF CHINESE CRYOGENIC EQUIPMENT MANUFACTURER CEM

Garfield Heights, OH – May 17, 2005 – Chart Industries, Inc. (OTC: CIDI.OB) announced today it has completed the acquisition of Changzhou CEM Cryo Equipment Co. Ltd., a wholly owned subsidiary of CEM International (Asia). Established in 1995, CEM is the premier cryogenic trailer supplier in China, servicing the major international gas producers and local customers. CEM also exports cryogenic industrial gas and LNG equipment to Australia and New Zealand. Chart’s and CEM’s manufacturing facilities are both located in Changzhou, 160 Km west of Shanghai, near the Yangtze river.

Eric Rottier, President of Chart Asia Inc., commented, “The CEM Cryo acquisition significantly expands Chart’s position in China. CEM’s products and customers align very well with Chart’s business. Both companies focus on the major industrial gas producers and distributors. Chart supplies bulk tanks, vaporizers, vacuum insulated pipe and portable liquid cylinders while CEM Cryo manufactures bulk tanks and trailers. Chart has operations in Changzhou and Zhangjiagang and we are investing in construction of a new cryogenic equipment manufacturing facility in Changzhou as previously announced in January at our groundbreaking ceremony. This investment will provide a consolidation platform for the Chart China entities and CEM Cryo in late 2005. We plan to add numerous product lines and establish Changzhou as our lead supply facility for Asia. I am excited about the opportunities with this acquisition and look forward to working with our customers, the employees of CEM Cryo, and CEM International.”

CEM International will become Chart Asia’s sale agent and distributor for Distribution and Storage products in Australia and New Zealand.

Chart Industries, Inc. is a leading global supplier of standard and custom engineered products and systems serving a wide variety of low temperature and cryogenic applications. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact:

Jason J. Curtis

Corporate Director of Marketing

952-882-5167